EXHIBIT 4.3


THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR UNDER ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION STATEMENT IS NOT REQUIRED UNDER THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER OR UNDER APPLICABLE STATE SECURITIES LAWS.


                              WARRANT CERTIFICATE

                 To Purchase 291,500 Shares of Common Stock of:

                            ITC LEARNING CORPORATION

         THIS IS TO CERTIFY THAT, for value received, New River Capital Partners, L.P. or its assigns (the "Holder"), is entitled to purchase from ITC Learning Corporation, a Maryland corporation (the "Company"), Two Hundred Ninety-One Thousand Five Hundred (291,500) shares of the Company's common stock, par value $.10 per share (the "Common Stock"), on the terms and conditions hereinafter set forth.

I.       GRANT OF WARRANT

         I.1 GRANT AND VESTING. The Company hereby grants to the Holder a warrant to purchase up to 291,500 shares of Common Stock (this "Warrant"), at a purchase price of $2.00 per share of Common Stock (the "Exercise Price"). This Warrant shall vest as to Seventy-Two Thousand Eight Hundred Seventy-Five (72,875) shares of Common Stock immediately upon the Holder's funding of the principal sum of $250,000.00 to the Company pursuant to the terms of that certain debenture payable by the Company to Holder dated as of the date hereof (the "Debenture"), and shall vest as to Two Hundred Eighteen Thousand Six Hundred Twenty-Five (218,625) shares immediately upon the Holder's funding of the principal sum of $750,000.00 to the Company pursuant to the terms of the Debenture. If the Holder does not fund the second payment of $750,000.00 to the Company pursuant to the Debenture, then this Warrant shall never vest or be exercisable as to 218,625 shares of Common Stock. The shares of Common Stock which vest in accordance with the foregoing are referred to as the "Warrant Shares" hereinafter.

         I.2 EXERCISE PERIOD. This Warrant shall be exercisable commencing one hundred twenty (120) days after the date of original issuance of this Warrant (the "Exercisability Date") and continue to be exercisable for the period (the "Exercise Period") until 5:00 p.m., Eastern Standard Time, on October 31, 2000. Notwithstanding the foregoing, prior to the Exercisability Date, this Warrant shall become exercisable as to all of the Warrant Shares for a period of ten (10) business days immediately following the later of (i) the date on which the Company shall issue any shares of Common Stock at
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a price greater than the Exercise Price in an aggregate amount equal to or exceeding Two Million Dollars ($2,000,000) or any other shares of capital stock or debt securities convertible into capital stock in an aggregate amount equal to or exceeding Two Million Dollars ($2,000,000) to an investor(s) other than Holder or Holder's affiliates or investors, or (ii) the date on which the Company notifies the Holder of the issuance thereof. The Company shall give the Holder prompt written notice of any such issuance. This Warrant shall expire after such ten business day period if not exercised.

         I.3 SHARES TO BE ISSUED; RESERVATION OF SHARES. The Company covenants and agrees that (a) all of the shares of Common Stock issuable upon the exercise of this Warrant in accordance with the terms hereof will, upon issuance, be duly authorized, validly issued and outstanding, fully paid and non-assessable, and free from all taxes, liens and charges with respect to the issuance thereof, and (b) the Company will during the Exercise Period have authorized and reserved sufficient shares of its Common Stock to provide for the exercise of this Warrant in full.

II.      ADJUSTMENTS TO WARRANT

         II.1 STOCK SPLITS AND COMBINATIONS. If the Company shall combine all of its outstanding shares of Common Stock into a smaller number of shares, the number of Warrant Shares shall be proportionately decreased and the Exercise Price in effect immediately prior to such combination shall be proportionately increased, as of the effective date of such combination, as follows: (a) the number of Warrant Shares purchasable immediately prior to the effective date of such combination shall be adjusted so that the Holder of this Warrant, if exercised on or after that date, shall be entitled to receive the number and kind of Warrant Shares which the Holder of this Warrant would have owned and been entitled to receive as a result of the combination had the Warrant been exercised immediately prior to that date, and (b) the Exercise Price in effect immediately prior to such adjustment shall be adjusted by multiplying such Exercise Price by a fraction, the numerator of which is the aggregate number of shares of Common Stock purchasable upon exercise of this Warrant immediately prior to such adjustment, and the denominator of which is the aggregate number of shares of Common Stock purchasable upon exercise of this Warrant immediately thereafter. If the Company shall subdivide all of its outstanding shares of Common Stock, the number of Warrant Shares shall be proportionally increased and the Exercise Price in effect prior to such subdivision shall be proportionately decreased, as of the effective date of such subdivision, as follows: (a) the number of Warrant Shares purchasable upon the exercise of this Warrant immediately prior to the effective date of such subdivision, shall be adjusted so that the Holder of this Warrant, if exercised on or after that date, shall be entitled to receive the number and kind of Warrant Shares which the Holder of this Warrant would have owned and been entitled to receive as a result of the subdivision had the Warrant been exercised immediately prior to that date, and (b) the Exercise Price in effect immediately prior to such adjustment shall be adjusted by multiplying the purchase price by a fraction, the numerator of which is the aggregate number of shares of Common Stock purchasable upon exercise of this Warrant immediately prior to such adjustment, and the denominator of which is the aggregate number of shares of Common Stock purchasable upon exercise of this Warrant immediately thereafter.

         II.2 STOCK DIVIDENDS AND DISTRIBUTIONS. If the Company shall fix a record date for the holders of its Common Stock entitled to receive a dividend or other distribution payable in additional
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shares of Common Stock, then the number of Warrant Shares shall be proportionately increased and the Exercise Price in effect prior to the time of such issuance or the close of business on such record date shall be proportionately decreased, as of the time of such issuance, or in the event such record date is fixed, as of the close of business on such record date, as follows: (a) the number of Warrant Shares immediately prior to the time of such issuance or the close of business on such record date shall be adjusted so that the Holder of this Warrant, if exercised after that date, shall be entitled to receive the number and kind of Warrant Shares which the Holder of this Warrant would have owned and been entitled to receive as a result of the dividend or distribution had the Warrant been exercised immediately prior to that date, and
(b) the Exercise Price in effect immediately prior to such adjustment shall be adjusted by multiplying such purchase price by a fraction, the numerator of which is the aggregate number of shares of Common Stock purchasable upon exercise of this Warrant immediately prior to such adjustment, and the denominator of which is the aggregate number of shares of Common Stock purchasable upon exercise of this Warrant immediately thereafter.

         II.3 OTHER DIVIDENDS AND DISTRIBUTIONS. If the Company shall fix a record date for the holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then lawful and adequate provision shall be made so that the Holder of this Warrant shall be entitled to receive upon exercise of this Warrant, for the Exercise Price in effect prior thereto, in addition to the number of Warrant Shares immediately theretofore issuable upon exercise of this Warrant, the kind and number of securities of the Company which the Holder would have owned and been entitled to receive had the Warrant been exercised immediately prior to that date.

         II.4 RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If the Common Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Article II), then the Holder of this Warrant shall be entitled to receive upon exercise of this Warrant, in lieu of the Warrant Shares immediately theretofore issuable upon exercise of this Warrant, for the aggregate Exercise Price in effect prior thereto, the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change, by the holders of the number of shares of Common Stock for which the Warrant could have been exercised immediately prior to such recapitalization, reclassification or other change.

         II.5 REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If any of the following transactions (each, a "Special Transaction") shall become effective: (a) a capital reorganization (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Article II), (b) a consolidation or merger of the Company with and into another entity, or (c) a sale or conveyance of all or substantially all of the Company's assets, then as a condition of any Special Transaction, lawful and adequate provision shall be made so that the Holder of the Warrant shall thereafter have the right to purchase and receive upon exercise of this Warrant, in lieu of the Warrant Shares immediately theretofore issuable upon exercise of this Warrant, for the Exercise Price in effect immediately prior to such conversion, such shares of stock, other securities, cash or other assets as may be issued or payable in and pursuant to the terms of such Special Transaction to the holders of shares of Common Stock for which this





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
Warrant could have been exercised immediately prior to such Special Transaction. In connection with any Special Transaction, appropriate provision shall be made with respect to the rights and interests of the Holder of this Warrant to the end that the provisions of this Warrant (including, without limitation, provisions for adjustment of the Exercise Price and the number of Warrant Shares issuable upon the exercise of this Warrant), shall thereafter be applicable, as nearly as may be practicable, to any shares of stock, other securities, cash or other assets thereafter deliverable upon the exercise of this Warrant. The Company shall not effect any Special Transaction unless prior to, or simultaneously with the closing thereof, the successor entity (if other than the Company), if any, resulting from such Special Transaction shall assume by a written instrument executed and mailed by certified mail or delivered to the Holder of this Warrant at the address of the Holder appearing on the books of the Company, the obligation of the Company or such successor corporation to deliver to the Holder such shares of stock, securities, cash or other assets, as in accordance with the foregoing provisions, which the Holder shall have the right to purchase.

         II.6 OTHER ISSUANCES. In the event that the Company shall at any time after the date of original issuance of this Warrant issue any shares of Common Stock, including shares of Common Stock issued or issuable upon the conversion or exercise of Convertible Securities, without consideration or at a price per share less than the Exercise Price, then, in each and any such event (an "Adjustment Event"), the number of Warrant Shares purchasable immediately prior thereto (the "Initial Number") shall be adjusted so that the Holder shall be entitled, upon exercise of this Warrant, to receive the number of shares of Common Stock determined by multiplying the Initial Number by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Adjustment Event plus the number of additional shares of Common Stock issued in such Adjustment Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such Adjustment Event plus the number of shares of Common Stock which the aggregate issuance price of the total number of shares of Common Stock issued in such Adjustment Event would purchase at the Exercise Price; provided, however, that no adjustment shall be made for the issuance of shares of Common Stock in connection with a Special Transaction, as described in Section 2.5.

         II.7 LIQUIDATION. If the Company shall, at any time prior to the end of the Exercise Period, dissolve, liquidate or wind up its affairs, the Holder shall have the right, but not the obligation, to exercise this Warrant. Upon such exercise, the Holder shall have the right to receive, in lieu of the shares of Common Stock that the Holder otherwise would have been entitled to receive upon such exercise, the same kind and amount of assets as would have been issued, distributed or paid to the Holder upon any such dissolution, liquidation or winding up with respect to such shares of Common Stock had the Holder been the holder of record of such shares of Common Stock receivable upon exercise of this Warrant on the date for determining those entitled to receive any such distribution. If any such dissolution, liquidation or winding up results in any cash distribution in excess of the applicable Exercise Price, the Holder may, at the Holder's option, exercise this Warrant without making payment of the applicable Exercise Price and, in such case, the Company shall, upon distribution to the Holder, consider the applicable Exercise Price, to have been paid in full, and in making settlement to the Holder shall deduct an amount equal to the applicable Exercise Price, from the amount payable to the Holder.





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         II.8    NOTICE.  Whenever this Warrant or the number of Warrant Shares is to be adjusted as provided herein, the Company shall forthwith as soon as practicable cause to be sent to the Holder a notice stating in reasonable detail the relevant facts and any resulting adjustments and the calculation thereof.

         II.9 FRACTIONAL INTERESTS. The Company shall not be required to issue fractions of shares of Common Stock upon the exercise of this Warrant.
If any fraction of a share of Common Stock would be issuable upon the exercise of this Warrant, the Company shall, upon such issuance, purchase such fraction for an amount in cash equal to the current value of such fraction, computed on the basis of the last reported closing price of the Common Stock on the securities exchange or quotation system on which the shares of Common Stock are then listed or traded, as the case may be, if any, on the last business day prior to the date of exercise upon which such a sale shall have been effected, or, if the Common Stock is not so listed or traded on an exchange or quotation system, as the Board of Directors of the Company may in good faith determine.

         II.10 EFFECT OF ALTERNATE SECURITIES. If at any time, as a result of an adjustment made pursuant to this Article II, the Holder of this Warrant shall thereafter become entitled to receive any securities of the Company other than shares of Common Stock, then the number of such other securities receivable upon exercise of this Warrant shall be subject to adjustment from time to time on terms as nearly equivalent as practicable to the provisions with respect to shares of Common Stock contained in this Article II.

         II.11 SUCCESSIVE APPLICATION. The provisions of this Article II shall apply from time to time to successive events covered by this Article II.

III.     EXERCISE

         III.1   EXERCISE OF WARRANT.

                 (a) The Holder may exercise this Warrant by (i) surrendering this Warrant Certificate with the form of exercise notice attached hereto as Exhibit "A" duly executed by the Holder, and (ii) making payment to the Company of the aggregate Exercise Price for the applicable Warrant Shares in cash, by certified check, bank check or wire transfer to an account designated by the Company. Upon any partial exercise of this Warrant, the Company, at its expense, shall promptly issue to the Holder for its surrendered Warrant Certificate a replacement Warrant Certificate identical in all respects to this Warrant Certificate, except that the number of Warrant Shares shall be reduced accordingly.

                 (b) Each person in whose name any Warrant Share certificate is issued upon exercise of this Warrant shall for all purposes been deemed to have become the holder of record of the Warrant Shares for which this Warrant was exercised as of the date of exercise.

         III.2 ISSUANCE OF WARRANT SHARES. The Warrant Shares purchased shall be issued to the Holder exercising this Warrant as of the close of business on the date on which all actions and payments required to be taken or made by the Holder hereunder shall have been so taken or made.





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
Certificates for the Warrant Shares so purchased shall be delivered to the Holder as soon as practicable after this Warrant is so exercised.

IV.  RIGHTS OF THE HOLDER

         IV.1 NO RIGHTS AS SHAREHOLDER. Except as provided herein, the Holder shall not, solely by virtue of this Warrant and prior to the issuance of the Warrant Shares upon due exercise hereof, be entitled to any rights as a shareholder of the Company.

         IV.2 CERTAIN COVENANTS. The Company will (a) take all such action as may be necessary or appropriate in order that the Warrant Shares will, upon issuance in accordance with the terms hereof and the payment of the Exercise Price therefor, be duly authorized, validly issued and outstanding, fully paid and non-assessable and (b) use its reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.

V.  TRANSFERABILITY

         5.1 EXERCISE/DISPOSITION. By accepting this Warrant, the Holder agrees that this Warrant and any and all Warrant Shares are being acquired for investment purposes only and not with the view toward the further distribution thereof. The Holder further acknowledges that this Warrant and the Warrant Shares have not been registered under the Securities Act, or any state securities laws, and accordingly, the ability of the Holder to sell, assign and/or dispose of this Warrant and/or the Warrant Shares, as the case may be, may be severely limited.

         5.2     TRANSFER.   Subject to compliance with federal and state
securities laws, the Holder may sell, assign, transfer or otherwise dispose of all or any portion of this Warrant or the Warrant Shares acquired upon any exercise hereof at any time and from time to time. Upon the sale, assignment, transfer or other disposition of all or any portion of this Warrant, the Company shall issue and deliver one or more new Warrant Certificates in the denominations indicated by the Holder evidencing this Warrant to the purchaser, assignee, or transferee, and as to any portion not sold, assigned, transferred or disposed of, to the Holder.

         5.3 LOSS. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver a new Warrant of like tenor and date.

VI.      LEGEND ON WARRANT SHARES

         6.1 LEGEND. The certificates representing the Warrant Shares shall bear a legend substantially similar to the following:

                 "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be offered or sold except (1) pursuant to an effective registration statement under the Act





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                 or (2) upon the delivery by the holder to the Company of an opinion of counsel, reasonably satisfactory to the issuer stating that an exemption from registration under such Act is available."

VII.     REGISTRATION RIGHTS

         7.1 DEMAND REGISTRATION. Within twenty (20) days following written demand of the Holder, the Company shall prepare and file with the Securities and Exchange Commission (the "Commission"), and use its best efforts to cause to become effective no later than sixty (60) days after the date of filing, a registration statement on Form S-3 (if such form is then available for use by the Company, or such other available registration statement form) (the "Registration Statement") and such other documents, as may be necessary in the opinion of counsel for both the Company and the Holder, so as to permit a public offering and sale of the Warrant Shares under the Securities Act. All expenses incurred in connection with the registration of the Shares, including without limitation, all blue sky registration and filing fees, legal fees, accounting fees, printing expenses, other expenses and fees of experts used in connection with such registration and any fees and expenses incidental to any post-effective amendment to the Registration Statement, shall be borne and paid by the Company. The Company shall keep such registration effective for a period of not less than two (2) years after becoming effective.

         7.2 PIGGY-BACK REGISTRATION. If, at any time, the Company shall propose the registration under the Securities Act of an offering of any of its capital stock to be sold for its own account and/or for the account of other persons, the Company, on each such occasion, shall as promptly as practicable, but in no event later than thirty (30) days prior to the proposed filing date of the Registration Statement, give written notice to the Holder of its intention to effect such registration (which notice shall state an estimated selling price for Common Stock in such offering) and the Holder shall be entitled, on each such occasion, to request to have all or a portion of the Warrant Shares included in such Registration Statement. Upon the written request of the Holder that the Company include the Warrant Shares in such Registration Statement (which request shall state the number of Warrant Shares for which registration is sought and the intended method of disposition thereof), the Company shall cause such Warrant Shares to be so included in the offering covered by such Registration Statement.

         7.3 PROSPECTUS; BLUE SKY MATTERS. Whenever the Company is required pursuant to the provisions of this Article VII, to include the Warrant Shares in a Registration Statement, the Company shall (a) furnish the Holder and any underwriter with respect to the registration of such Warrant Shares with copies of the prospectus, including the preliminary prospectus, conforming to the Securities Act (and such other documents as the Holder or any underwriter may reasonably request) in order to facilitate the sale or distribution of the Warrant Shares, (b) use its best efforts to register or qualify the Warrant Shares under the blue sky laws (to the extent applicable ) of such jurisdiction or laws (to the extent applicable) of such jurisdiction or jurisdictions as the Holder and any underwriter of the Warrant Shares being sold by the Holder shall reasonably request and (c) take such other actions as may be reasonably necessary or advisable to enable the Holder and any underwriters to consummate the sale or distribution in such jurisdiction or jurisdictions in which the Holder shall have reasonably requested that the Warrant Shares be sold.





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
         7.4 OPINION OF COUNSEL; COMFORT LETTERS. In connection with any registration under this Article VII, the Company shall furnish to the Holder and to any underwriter a signed counterpart, addressed to the Holder or underwriter, of (a) an opinion of counsel to the Company, dated the effective date of the Registration Statement (and, if such registration includes an underwritten public offering, an opinion dated the date of the closing under the underwriting agreement), and (b) a "comfort" letter dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, a "comfort" letter dated the date of the closing under the underwriting agreement) signed by the independent public accountants who have issued a report on the Company's financial statements included in such Registration Statement, in each case covering substantially the same matters with respect to such Registration Statement (and the prospectus included therein) and, in the case of such accountant's "comfort" letter with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountant's "comfort" letters delivered to underwriters in underwritten public offerings of securities.

         7.5 UNDERWRITING AGREEMENT. In the event of an underwritten public offering, the Company shall enter into an underwriting agreement with the managing underwriter selected by the Holder. Such underwriting agreement shall be reasonably satisfactory in form and substance to the Company, the Holder and such managing underwriter, and shall contain such representations, warranties and covenants by the Company and such other terms as are customarily contained in agreements of that type used by the managing underwriter.

         7.6 CUTBACK. In connection with any underwritten public offering by the Company of its securities as described in Section 7.2, the Company shall not be required to include in such offering any Warrant Shares held by the Holder unless the Holder agrees to the terms of the underwriting agreement between the Company and the managing underwriter of such offering, which agreement may require that the Warrant Shares be withheld from the market by the Holder for a period of up to ninety (90) days after the effective date of the Registration Statement by which such public offering is being effected. Furthermore, the Company shall be obligated to include in such offering only the quantity of the Warrant Shares, if any, as will not, in the opinion of the managing underwriter, if any, jeopardize the success of the offering by the Company. If the managing underwriter for the offering advises the Company in writing that the total amount of securities sought to be registered by the Holder and other shareholders of the Company having similar registration rights as of the date hereof (collectively, the "Shareholders") exceeds the amount of securities that can be offered without adversely affecting the offering by the Company, then the Company may reduce the number of shares to be registered by the Company for the Shareholders, including the Warrant Shares, to a number satisfactory to such managing underwriter. Any such reduction shall be pro rata, based upon the total number of shares held by each Shareholder, provided, however, that in such event, the Holder shall have the right to withdraw its request to participate in the offering and shall preserve its right to piggy-back registration as provided in Section 7.2.

         7.7 COMPANY INDEMNITY. The Company will indemnify and hold harmless the Holder, all directors, officers, partners, agents and employees of the Holder, and any person or entity engaged by the Holder to sell the Warrant Shares, and each person, if any, who controls such persons or entities within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the "1934 Act") (collectively, a "Holder Indemnitee"), against any losses, claims, damages, liabilities, or expenses (including, but not limited to reasonable attorneys' fees), or actions, proceedings, or settlements in respect thereof, whether joint or several, to which a Holder Indemnitee may become subject under the Securities Act, the 1934 Act, or other federal or state law, insofar as such losses, claims, damages, liabilities or expenses (including, but not limited to, reasonable attorneys' fees), or actions, proceedings or settlements in respect thereof, arise out of or are based upon any of the following statements, omissions or violations (a "Violation"): (a) any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement covering the Warrant Shares, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;
(b) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; or (c) the employment by the Company of any device, scheme or artifice to defraud or the engagement by the Company in any act, practice or course of business which operates or would operate as a fraud or deceit upon the purchasers of its securities pursuant to such Registration Statement. The Company will also reimburse each Holder Indemnitee for any legal or other expenses reasonably incurred by such Holder Indemnitee in connection with investigating, defending, and settling any such loss, claim, damage, liability, or action.

         The indemnity agreement contained in this Section 7.7 shall not apply to amounts paid in settlement of any loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable to any Holder Indemnitee for any loss, claim, damage, liability or action to the extent that it arises solely out of or is based solely upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by or on behalf of the Holder or any agent of the Holder, or controlling person of either.

         7.8 HOLDER INDEMNITY. The Holder will indemnify and hold harmless the Company, and all directors, officers, partners, agents and employees of the Company and all persons who control the Company within the meaning of the Securities Act or the 1934 Act, and each agent or underwriter for the Company or any other person or entity engaged by the Company to sell the Company's securities offered in the Registration Statement, or any of their respective directors, officers, partners, agents, employees or control persons (collectively, a "Company Indemnitee"), against any losses, claims, damages, liabilities, or expenses (including, but not limited to, reasonable attorneys' fees), or actions, proceedings, or settlements in respect thereof, whether joint or several, to which the Company or any such Company Indemnitee may become subject under the Securities Act, the 1934 Act, or other federal or state law, insofar as such losses, claims, damages, liabilities or expenses (including, but not limited to, reasonable attorneys' fees), or actions, proceedings, or settlements in respect thereof, whether joint or several, arise solely out of or are based solely upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by or on behalf of the Holder expressly for use in connection with such registration; and the Holder will reimburse any legal or other expenses reasonably incurred by a Company Indemnitee in connection with investigating or defending any such loss, claim, damage, liability, or action. Notwithstanding the above, the amount of any losses, claims, damages, liabilities, legal fees and expenses to be paid by the Holder shall not exceed the amount of the proceeds received by the Holder from the sale of the Warrant Shares.





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
         The indemnity agreement contained in this Section 7.8 shall not apply to amounts paid in settlement of any loss, claim, damage, liability, or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld.

         7.9 PROCEDURE FOR INDEMNIFICATION. (a) Promptly after receipt by an indemnified party under Sections 7.7 and 7.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying part so desires, jointly with any other indemnifying party similarly noticed, to assume and control the defense thereof with counsel mutually satisfactory to the indemnified party and indemnifying parties, provided that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests (as reasonably determined by either party) between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under Section 7.7 or 7.8, to the extent of such prejudice, but the failure to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 7.9.

                 (b) The obligations of the Company and the Holders under Sections 7.7 and 7.8, respectively, shall survive the completion of any offering of the Warrant Shares made pursuant to a registration under this
Article VII.

                 (c) The amount paid or payable by a party as a result of the losses, claims, damages, or liabilities (or actions or proceedings in respect thereof) referred to in Sections 7.7 and 7.8 shall include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.

         7.10 LIMITATIONS OF INDEMNIFICATION. If the indemnification provided for in Sections 7.7 and 7.8 is unavailable to an indemnified party in respect of any losses, claims, damages liabilities or expenses referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall be required to provide contribution on behalf of the indemnified party, except to the extent that contribution is not permitted under Section 11(f) of the Securities Act. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances. Notwithstanding the provisions of this paragraph, the Holder shall not be required to contribute any amount in excess of the net proceeds received by the Holder from the sale of the Warrant Shares. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

         7.11 SPECIFIC PERFORMANCE. The Holder, in addition to being entitled to exercise all rights provided in this Article VII, including recovery of damages, will be entitled to specific performance of its rights hereunder. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Article VII and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

         7.12 CERTAIN OBLIGATIONS OF THE COMPANY. In connection with the Company's obligations to effect a registration under this Article VII, the Company will:

                 (a) cooperate and assist in any filings required to be made with the National Association of Securities Dealers, Inc., and before filing a Registration Statement or prospectus or any amendments or supplements thereto, the Company will furnish to counsel selected by the Holder copies of all such documents proposed to be filed, which documents will be subject to such counsel's review and comments;

                 (b) cause the prospectus relating to such registration to be supplemented by any required prospectus supplement, and as so supplemented, to be filed pursuant to Rule 424 under the Securities Act;

                 (c) notify the Holder promptly (i) when the prospectus or any prospectus supplement or post-effective amendment relating to such registration has been filed, and with respect to the Registration Statement or any post-effective amendment, when the same has become effective; (ii) of any comment letter or request by the Securities and Exchange Commission (the "Commission") for any amendments or supplements to the registration statement or the prospectus or for additional information; (iii) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement, or the initiation of any proceedings for that purpose; (iv) if, at any time prior to the closing contemplated by an underwriting agreement, if any, entered into in connection with such Registration Statement, that the representations and warranties of the Company contained in such agreement cease to be true and correct in any material respect; (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Warrant Shares for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; and (vi) of the happening of any event which makes any statement made in the Registration Statement, the prospectus or any document incorporated therein by reference, untrue in any material respect and which requires the making of any changes in the Registration Statement, the prospectus or any document incorporated therein by reference in order to make the statement therein not materially misleading;

                 (d) make commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement;

                 (e) if required, based on the advice of the Company's counsel, prepare a supplement or post-effective amendment to the Registration Statement, the related prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Warrant Shares, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading;

                 (f) cause all Warrant Shares covered by the Registration Statement to be listed on each securities exchange on which the Common Stock is then listed if requested by the Holder or any managing underwriters;

                 (g) provide and cause to be maintained a transfer agent and registrar for all Warrant Shares covered by such Registration Statement from an after a date not later than the effective date of such registration statement;

                 (h) use its best efforts to provide a CUSIP number for the Warrant Shares, not later than the effective date of the registration statement;

                 (i) make available for inspection, in connection with the preparation of a Registration Statement pursuant to this Agreement, by the Holder, and any attorney or accountant retained by the Holder, all financial and other records and pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such representative, attorney or accountant in connection with such registration; provided, however, that any records, information or documents that are designated by the Company in writing as confidential shall be kept confidential by such persons unless disclosure of such records, information or documents is required by court or administrative order;

                 (j) if so required by the managing underwriter, not sell, make any short sale of, loan, grant any option for the purpose of, effect any public sale or distribution of or otherwise dispose of its equity securities or securities convertible into or exchangeable or exercisable for any of such securities during the ten (10) days prior to and the ninety (90) days after any underwritten registration pursuant to this Article VII has become effective, except as part of such underwritten registration and except pursuant to registrations on Form S-4 or S-8 or any successor or similar forms thereto, except that the Company may make grants of options under its stock option plans and may issue securities issuable upon the exercise or conversion of outstanding convertible securities, stock options and other options, warrants and rights of the Company; and

                 (k) otherwise use its best effort to comply with all applicable rules and regulations of the Commission and make available to its security holders as soon as reasonably practicable, an earnings statement which satisfies the provision of Section 11(a) of the Securities Act.

VIII.    MISCELLANEOUS

         8.1 REPRESENTATIONS. The Company represents and warrants to the Holder as follows:

                 (a) The execution and delivery of this Warrant and the performance by the Company of its obligations hereunder have been duly authorized by all necessary corporate action on part of the Company in accordance with its Bylaws and Articles of Incorporation.

                 (b) This Warrant has been duly executed and delivered by the Company and constitutes the legal, valid, binding and enforceable obligation of the Company, enforceable in accordance with its terms.

                 (c) As of the date hereof, the Company has 12,000,000 shares of Common Stock authorized. As of September 30, 1999, the Company has 3,964,078 shares of Common Stock issued and outstanding. All of the issued and outstanding shares of Common Stock of the Company (x) have been duly authorized and validly issued and are fully paid and non-assessable, (y) were issued in compliance with all applicable state and federal securities laws, and (z) were not issued in violation of any preemptive rights or rights of first refusal.
No preemptive rights or rights of first refusal exist with respect to the Common Stock or any capital stock of the Company and no such rights arise by virtue of or in connection with the transactions contemplated hereby. There are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require the Company to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock) other than outstanding option grants for an aggregate of 540,416 shares of Common Stock. There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or its capital stock. There are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the capital stock of the Company. The Company is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.

                 (d) All of the Shares will, upon issuance, be duly authorized, validly issued and outstanding, fully paid and non-assessable, and free from all taxes, liens and charges with respect to the issuance thereof.

                 (e) The Company has obtained all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations hereunder.

                 (f) There are no state statutes or other "anti-takeover" laws applicable to the Company, to the issuance of this Warrant by the Company, or to the issuance of the Warrant Shares upon exercise of this Warrant which would have, among other things, the effect of nullifying the transactions contemplated by this Warrant, or affecting the Holder's voting rights or other rights as a shareholder following such exercise, or to the extent there are such applicable state statutes or other "anti-takeover" laws, the Company and its Board of Directors have taken all steps necessary under such statutes or laws to render them inapplicable to the Company, the issuance of this Warrant, and the issuance of the Warrant Shares upon exercise of this Warrant.

                 (g) There is no material litigation pending, or, to the knowledge of the Company, threatened, against the Company.

         8.2 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), or guaranteed overnight delivery, to the Company at the address at which its principal business office is located from time to time, and the Holder at One Financial Plaza, Suite 1101, Fort Lauderdale, FL 33394, or such other address specified by Holder.

         8.3 EXPENSES; TAXES. Any sales tax, stamp duty, deed transfer or other tax (except only taxes based on the income of the Holder) arising out of the issuance and sale of this Warrant or the Warrant Shares issuable upon exercise of this Warrant and consummation of the transactions contemplated by this Warrant shall be paid by the Company.

         8.4 BINDING NATURE OF WARRANT. Except as otherwise herein provided, this Warrant shall be binding upon and inure to the benefit of the parties hereto, their legal representatives, successors and assigns.

         8.5 ENTIRE AGREEMENT; AMENDMENT; WAIVER. This Warrant together with any attached schedules, exhibits and other documents delivered pursuant hereto, constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Warrant may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by the Company and the Holder. No failure to exercise, and no delay in exercising, any right, power or privilege under this Warrant shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be impled from any course of dealing between the Company and the Holder. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

         8.6 SEVERABILITY. The invalidity of any portion of this Warrant shall not affect the enforceability of the remaining portions of this Warrant or any part thereof, all of which are inserted herein conditionally on their being valid in law. In the event that any portion or portions contained herein shall be invalid, this Warrant shall be construed so as to make such portion or portions valid or, if such construction is not legally possible, as if such invalid portion or portions had not been inserted.

         8.7 ATTORNEYS' FEES. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Warrant, the successful party will be awarded reasonable attorneys' fees, at all trial and appellate levels, expenses and costs.

         8.8 HEADINGS. The headings contained in this Warrant are for convenience of reference only and are not to be given any legal effect and shall not affect the meaning or interpretation of this Warrant.

         IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed and delivered as of the 1st day of November, 1999.

                                        ITC LEARNING CORPORATION

                                        By: /s/ CHRISTOPHER E. MACK
                                           -----------------------------
                                        Name: Christopher E. Mack
                                             ---------------------------
                                        Title: President
                                              --------------------------

                                   EXHIBIT A

                                EXERCISE NOTICE

                 [To be executed only upon exercise of Warrant]

                 The undersigned registered owner of this Warrant irrevocably exercises this Warrant for the purchase of the number of shares of Common Stock of ITC Learning Corporation as is set forth below, and herewith makes payment therefor, all at the price and on the terms and conditions specified in the attached Warrant Certificate and requests that certificates for the shares of Common Stock hereby purchased (and any securities or other property issuable upon such exercise) be issued in the name of and delivered to the person specified below whose address is set forth below, and, if such shares of Common Stock shall not include all of the shares of Common Stock now and hereafter issuable as provided in the attached Warrant Certificate, then ITC Learning Corporation shall, at its own expense, promptly issue to the undersigned a new Warrant Certificate of like tenor and date for the balance of the shares of Common Stock issuable thereunder.

Date:
       --------------------

Amount of Shares Purchased:
                               --------------

Aggregate Purchase Price:    $
                                -------------


Printed Name of Registered Holder:
                                     --------------------------------


Signature of Registered Holder:
                                     --------------------------------

NOTICE: The signature on this Exercise Notice must correspond with the name as written upon the face of the attached Warrant Certificate in every particular, without alteration or enlargement or any change whatsoever.

Stock Certificates to be issued and registered in the following name, and delivered to the following address:


                                  -----------------------------------
                                  (Name)


                                  -----------------------------------
                                  (Street Address)


                                  -----------------------------------
                                  (City)          (State)  (Zip Code)

                                  AMENDMENT TO

                              WARRANT CERTIFICATE

                 To Purchase 291,500 Shares of Common Stock of:

                            ITC LEARNING CORPORATION


         FOR VALUE RECEIVED, and in accordance with Section 8.5 of that certain warrant to purchase common stock, par value $.10 per share (the "Common Stock") of ITC Learning Corporation, a Maryland corporation (the "Company") dated November 1, 1999 (the "Warrant") which entitles New River Capital Partners L.P. (the "Holder") to purchase 291,500 shares of the Common Stock in accordance with the terms and conditions set forth therein and herein, the Company hereby amends the Warrant as follows:

         1. SECTION 1.2 of the Warrant is amended to extend the "Exercise Period" from October 31, 2000 to April 2, 2001, and to read in its entirety as follows:

                 "1.2     EXERCISE PERIOD.  This Warrant shall be exercisable
commencing one hundred twenty (120) days after the date of original issuance of this Warrant (the "Exercisability Date") and continue to be exercisable for the period (the "Exercise Period") until 5:00 p.m., Eastern Standard Time, on April 2, 2001. Notwithstanding the foregoing, prior to the Exercisability Date, this Warrant shall become exercisable as to all of the Warrant Shares for a period of ten (10) business days immediately following the later of (i) the date on which the Company shall issue any shares of Common Stock at a price greater than the Exercise Price in an aggregate amount equal to or exceeding Two Million Dollars ($2,000,000) or any other shares of capital stock or debt securities convertible into capital stock in an aggregate amount equal to or exceeding Two Million Dollars ($2,000,000) to an investor(s) other than Holder or Holder's affiliates or investors, or (ii) the date on which the Company notifies the Holder of the issuance thereof. The Company shall give the Holder prompt written notice of any such issuance. This Warrant shall expire after such ten business day period if not exercised."

         2. Except as expressly set forth above, the Warrant shall remain in full force and effect.


                         [Signatures on following page]

        IN WITNESS WHEREOF, this Amendment to the Warrant was executed and delivered as of March 27, 2000.

                            ITC LEARNING CORPORATION,
                                 a Maryland corporation

                                     By: /s/ CHRISTOPHER E. MACK
                                        ---------------------------------
                                     Name: Christopher E. Mack
                                          -------------------------------
                                     Title: President
                                           ------------------------------


                            NEW RIVER CAPITAL PARTNERS, L.P.


                                     By: /s/ THOMAS C. BYRNE
                                        ---------------------------------
                                     Name: Thomas C. Byrne
                                          -------------------------------
                                     Title: President
                                           ------------------------------